Exhibit 99.1

LINN ENERGY ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2012 RESULTS AND 2013 OUTLOOK
Announces $4.3 Billion C-Corp Acquisition of Berry Petroleum Company
HOUSTON, February 21, 2013 - LINN Energy, LLC (NASDAQ: LINE) and LinnCo, LLC (NASDAQ: LNCO) announced today financial and operating results for the fourth quarter and year-ended December 31, 2012, and outlook for 2013.
LINN Energy, LLC and LinnCo, LLC announced today the signing of a definitive merger agreement to acquire all of Berry Petroleum Company’s (“Berry”) outstanding shares for total consideration of $4.3 billion, including the assumption of debt. The transaction is structured as a stock-for-stock merger between LinnCo and Berry and is expected to be tax-free to Berry shareholders. This transaction represents the first ever acquisition of a public C-Corp by an upstream LLC or MLP.
LINN Energy reported the following fourth quarter and full-year 2012 results:

•
Increased average daily production 88 percent to 800 MMcfe/d for the fourth quarter 2012, compared to 425 MMcfe/d for the fourth quarter 2011; and 82 percent to 671 MMcfe/d for the full-year 2012, compared to 369 MMcfe/d in 2011;

•
Increased adjusted EBITDA 35 percent to $379 million for the fourth quarter 2012, compared to $281 million for the fourth quarter 2011; and 40 percent to $1.4 billion for the full-year, compared to $998 million in 2011;

•	Achieved a distribution coverage ratio of 1.07x for the fourth quarter 2012, and 1.14x for the full-year 2012;

•	Delivered adjusted net income of $0.41 per unit for the fourth quarter 2012, and $1.44 per unit for the full-year 2012.
LINN Energy highlighted the following significant 2012 accomplishments:

•	Increased distribution by 5 percent on April 24, 2012;

•	Increased proved reserves by 1.4 Tcfe to 4.8 Tcfe, up 42 percent compared to 3.4 Tcfe in 2011;

•
LINN’s liquids rich drilling program resulted in a reserve replacement ratio of approximately 150 percent at a cost of $2.88 per Mcfe, excluding revisions due to price and removal of proved undeveloped reserves more than five-years old;

•
Including acquisitions of approximately $2.9 billion, the reserve replacement ratio was 869 percent for a reserve replacement cost of $1.77 per Mcfe, excluding revisions due to price and removal of proved undeveloped reserves more than five-years old.

•	Shifted focus of Granite Wash drilling program to oil-producing Hogshooter zone:

▪	Successfully drilled 26 Hogshooter wells during 2012 which have produced a cumulative total of approximately 2.7 million Bbls of oil equivalent (BOE);

▪	Completed first Hogshooter well in Mayfield area of Oklahoma with initial production rate of 5,406 Boe/d (2,055 Bbls/d of oil, 1,915 Bbls/d of NGLs and 8.6 MMcf/d of gas).

•	Generated net proceeds of approximately $3.8 billion through an estimated $2 billion of public equity offerings and a $1.8 billion bond offering:

▪	Completed a $1.3 billion initial public offering (IPO) of LinnCo on October 17, 2012, representing the largest E&P IPO ever.
“LINN delivered a record-setting 2012, closing approximately $2.9 billion in acquisitions and joint-venture agreements and increasing organic production by 15 percent. Through organic growth and acquisitions, the company increased reserves by 42 percent to 4.8 Tcfe. Most significant to our unitholders, our outstanding performance enabled us to raise our quarterly cash distribution by five percent for the third year in a row and pay our 28th consecutive distribution,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.
“We created LinnCo to provide an additional way for institutional and retail shareholders to invest in LINN and to give the company greater access to capital. In addition, as evidenced today with our announcement of a merger agreement with Berry, LinnCo has provided us the right currency and structural flexibility to merge with C-Corps in a tax efficient manner. The acquisition of Berry will create a larger, more competitive company with an established presence in some of the most attractive basins in the U.S.,” Ellis added. “We believe LinnCo will continue to give LINN the ability to capitalize on the very robust acquisition environment we anticipate in 2013.”

Operational Highlights
Texas Panhandle - Granite Wash
The company’s net horizontal Granite Wash production during the fourth quarter averaged approximately 187 MMcfe/d, up 117 percent from 86 MMcfe/d during the fourth quarter 2011. Net production for the full-year 2012 was 170 MMcfe/d, an increase of approximately 188 percent over the full-year 2011.
During the fourth quarter, LINN drilled an additional 14 operated horizontal Hogshooter wells in the Texas portion of the Granite Wash play. The company has now drilled and completed 26 Hogshooter wells in Texas with an average initial production rate of approximately 2,150 Boe/d equivalent (1,500 Bbls/d of oil, 385 Bbls/d of NGLs and 2.4 MMcf/d of natural gas per well). LINN has tested three separate productive zones within the Hogshooter interval.
The company has drilled 20 wells in the Hogshooter “B” zone, which is the most prolific of the three. These 20 “B” zone wells had an average IP of approximately 2,600 Boe/d equivalents (1,800 Bbls/d of oil, 460 Bbls/d of NGLs and 2.9 MMcf/d of natural gas per well). There have been three wells drilled in the Hogshooter “C” zone, which has lower initial rates, but also lower decline rates. There have also been three wells drilled in the Hogshooter “A” zone which are producing below economic rates. The Hogshooter program to date has been very successful with an overall rate of return of approximately 30 percent. Cumulative gross production to date from the Hogshooter program totals 1.5 million Bbls of oil, 0.7 million Bbls of NGLs and 3.2 Bcf of gas (2.7 million BOE). LINN has approximately 10 remaining Hogshooter locations in the Texas portion of the Granite Wash play.
LINN has drilled its first horizontal Hogshooter well in the Mayfield area of Western Oklahoma with an initial production rate of 5,406 Boe/d (2,055 Bbls/d of oil, 1,915 Bbls/d of NGLs and 8.6 MMcf/d of gas). LINN has drilled its second well in Oklahoma with plans to complete this well in the first quarter of 2013. LINN is currently drilling its third and fourth wells in this area. The Hogshooter interval in LINN’s Mayfield acreage of the Granite Wash is unique as it is generally a thicker payzone than the Hogshooter interval previously tested in Texas. LINN’s inventory of horizontal Hogshooter locations continues to expand with new completion successes in Oklahoma. In addition to the Hogshooter interval, several other oily targets are being pursued that could further add to the company’s inventory of opportunities.
LINN plans to continue to invest in its Granite Wash drilling program in the Texas Panhandle in 2013, with net capital of approximately $400 million. Operations will focus primarily on its oil development program to drill about 80 horizontal wells over the course of the year.
Green River Basin
LINN entered the Green River Basin in 2012 with the acquisition of the Jonah properties in July of 2012. The acquisition included approximately 640 producing wells and 19,000 net acres. The company plans an active drilling program in 2013 and plans to participate in approximately 58 Encana operated wells. LINN plans to add an operated drilling rig in late first quarter of 2013 and will drill approximately 18 operated wells in 2013. The total estimated Green River Basin capital for 2013 will be approximately $135 million. LINN’s net production from the Green River Basin averaged 149 MMcfe/d for the fourth quarter of 2012.
Hugoton Basin
LINN entered the Hugoton Basin in March of 2012 with the acquisition of the Hugoton properties. The acquisition included approximately 2,400 operated producing wells and more than 600,000 net acres. The company plans to add an operated drilling rig in the second quarter of this year to drill approximately 40 wells. The total estimated Hugoton Basin capital for 2013 will be approximately $20 million. LINN’s net production from the Hugoton Basin averaged 139 MMcfe/d for the fourth quarter of 2012.
Permian Basin
The Permian Basin continues to be a core area for LINN as the company now has approximately 100,000 net acres and operates more than 1,450 wells in the basin. Net full-year production for 2012 averaged 13.8 MBoe/d, an increase of 14 percent over the 12.1 MBoe/d for the full-year 2011.

LINN owns interests in more than 30,000 net acres in the Permian Wolfberry play, where the company ran a six-rig drilling program in 2012 to drill 116 operated wells. LINN plans to continue its Wolfberry program in the Permian in 2013, with net capital of approximately $225 million. LINN will focus primarily on a four-rig program to drill about 100 Wolfberry wells over the course of the year.
The majority of LINN’s Wolfberry wells include production from the Spraberry, Wolfcamp and Strawn intervals. Many of the wells also test the deeper Atoka and Fusselman intervals. In addition, LINN conducted a 20-acre infill pilot program last year that included micro-seismic evaluation. The results of this pilot will serve as a tool to help guide future infill development plans and may significantly increase the company’s inventory of Wolfberry drilling locations.
Williston Basin
LINN built its non-operated acreage position to 23,000 net acres in the Williston Basin through three acquisitions that closed mid-year 2011. Activity levels remain high and in 2012 the company participated in 124 Bakken wells with working interests averaging 6 percent for a total net cost of approximately $75 million.
LINN’s net production from the Bakken averaged 3.9 MBoe/d for 2012, up 86 percent over production of approximately 2.1 MBoe/d in 2011. In 2013, the company plans to spend approximately $65 million in the Bakken to participate in about 90 gross horizontal wells.
Fourth Quarter 2012 Results
LINN increased production by 88 percent to an average of 800 MMcfe/d in the fourth quarter 2012, compared to 425 MMcfe/d for the fourth quarter 2011. Production was positively impacted by acquisitions and excellent operating results.
During the fourth quarter 2012, the company’s hedged realized average price for oil was $93.63 per Bbl. The hedged realized average price for natural gas was $5.21 per Mcf. This equates to a $1.75 per Mcf benefit from its hedge positions over its unhedged realized average price of $3.46 per Mcf. The realized average price for NGL production was $29.80 per Bbl.
Decreased workover costs, operational efficiencies, and lower service costs continue to reduce lease operating expenses (LOE) per Mcfe. During the quarter, the company experienced a 25 percent reduction in LOE per Mcfe from the same period last year. LINN’s water-management efforts, both in the Granite Wash area and Permian Basin, have resulted in significant cost reductions and more efficient completion operations.
LINN’s distribution coverage ratio was 1.07x for the fourth quarter 2012. The company increased adjusted EBITDA (a non-GAAP financial measure) by 35 percent to $379 million for the fourth quarter 2012.
Adjusted EBITDA is a measure used by company management to evaluate cash flow and the company’s ability to sustain or increase distributions. A reconciliation of adjusted EBITDA to net income (loss) is provided in this release (see Schedule 1). The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives, and depreciation, depletion and amortization.
For the fourth quarter 2012, the company reported a net loss of $187 million, or $0.83 per unit, which includes a noncash loss of $8 million, or $0.03 per unit, from the change in fair value of hedges covering future production, an expense of $276 million, or $1.22 per unit, on the impairment of long-life assets, and a gain of $3 million, or $0.01 per unit, related to other items. Excluding these items, adjusted net income (a non-GAAP financial measure) for the fourth quarter 2012 was $94 million, or $0.41 per unit, compared to adjusted net income of $89 million, or $0.51 per unit, for the fourth quarter 2011 (see Schedule 2).
Adjusted net income is presented as a measure of the company’s operational performance from oil and natural gas properties, prior to unrealized derivative gains and losses, impairment of long-life assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period. A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2).
Full-Year 2012 Results
LINN increased year-over-year production by 82 percent to 671 MMcfe/d in 2012, compared to 369 MMcfe/d in 2011. Production was positively impacted by acquisitions and excellent operating results.

For 2012, the company’s hedged realized average price for oil was $93.10 per Bbl. The hedged realized average price for natural gas was $5.48 per Mcf. This equates to a $2.61 per Mcf benefit from its hedge position over its unhedged realized average price of $2.87 per Mcf. The realized average price for NGL production was $32.10 per Bbl.
The distribution coverage ratio was 1.14x for 2012. Adjusted EBITDA increased by 40 percent to $1.4 billion in 2012.
For 2012, the company reported net loss of $387 million, or $1.92 per unit. This includes a noncash loss of $278 million, or $1.39 per unit, from the change in fair value of hedges covering future production, an expense of $422 million, or $2.07 per unit, on the impairment of long-life assets, and a gain of $20 million, or $0.10 per unit, related to other items. Excluding these items, adjusted net income for 2012 was $293 million or $1.44 per unit, compared to $313 million, or $1.80 per unit, for 2011 (see Schedule 2).
Supplemental information on the company’s financial and operational results can be found under Presentations at www.linnenergy.com.
Acquisitions
LINN and LinnCo, earlier today announced a definitive merger agreement to acquire all of Berry Petroleum Company’s outstanding shares for total consideration of $4.3 billion, including the assumption of debt. Berry’s long-life, mature asset portfolio will provide the company with a significant geographic presence in California, the Permian Basin, East Texas, and the Rockies, as well as the addition of an attractive new core area in the Uinta Basin. The acquisition will increase LINN’s estimated proved reserves by approximately 1.65 Tcfe, and production by approximately 240 MMcfe/d. This acquisition results in a 97 percent increase in LINN’s proved oil reserves. The transaction is expected to close in the second quarter of 2013.
On March 30, 2012, LINN completed the acquisition of the Hugoton Basin properties located in Kansas from BP America Production Company (“BP”), with a contract price of $1.2 billion. The Hugoton properties included approximately 689 Bcfe of proved reserves as of the acquisition date and the Jayhawk natural gas processing plant.
LINN entered into a joint-venture (JV) agreement with an affiliate of Anadarko Petroleum Corporation, in which the company participates as a partner in the CO2 enhanced oil recovery development of the Salt Creek Field. The field is located in the Powder River Basin of Wyoming. Anadarko assigned LINN 23 percent of its interest in the field in exchange for future funding of $400 million of Anadarko’s development costs. As of December 31, 2012, LINN has paid approximately $201 million towards the future funding commitment. The acquisition included approximately 16 MMBoe of proved reserves as of the JV Agreement date. The agreement was signed and closed April 3, 2012.
LINN acquired properties in the Jonah Field, from BP, on July 31, 2012, with a contract price of $1.025 billion. The Jonah Field is located in the Green River Basin of southwest Wyoming and included approximately 806 Bcfe of proved reserves as of the acquisition date.
During 2012, LINN completed other smaller acquisitions of oil and natural gas properties located in various operating regions. The company, in the aggregate, paid approximately $290 million in total consideration for these properties.
Reserve Update
LINN increased year-end 2012 proved reserves by 42 percent over year-end 2011 reserves. As of December 31, 2012, the company’s estimated proved reserves were 4.8 Tcfe. Proved reserves were balanced between liquids and natural gas with 46 percent liquids (24 percent oil, 22 percent NGL) and 54 percent natural gas. Approximately 65 percent were classified as proved developed, with a total standardized measure of discounted future net cash flows of $6.1 billion. The company’s estimated reserves at year-end 2012 were based on the unweighted average of the first-day-of-the-month prices for each month, which were $94.64 per Bbl and $2.76 per Mcf. The company estimates the PV-10 (a non-GAAP financial measure) of its proved reserves to be approximately $8 billion, based on its oil and natural gas hedge prices for 2013 - 2018 and strip prices as of December 31, 2012, for unhedged volumes (see Schedule 4).
During 2012, LINN spent $1.06 billion on its oil and natural gas capital program, drilling 440 gross wells and completing numerous workover and recompletion projects. The company demonstrated its ability to grow organically through the addition of 709 BCFE of proved reserves, primarily from the Granite Wash horizontal drilling program, and the addition of proved undeveloped reserves in the Green River and Hugoton Basins where the company plans capital drilling programs in 2013 and beyond. Excluding non-performance related revisions due to lower commodity prices than year-end 2011 and the removal of low value proved undeveloped reserves that had been on the books for five years, the company achieved the following results: excluding acquisitions, a reserve replacement ratio of 150 percent at a finding and development cost of $2.88/Mcfe; including acquisitions, a reserve replacement ratio of 869 percent at a reserve replacement cost of $1.77/Mcfe.
Proved Reserves Table (Bcfe)

Proved reserves at December 31, 2011	3,370
Revisions of previous estimates due to price	(248)
Revisions of previous estimates due to PUD SEC 5 year rule	(215)
Other revisions	(340)
Purchase of minerals in place	1,766
Extensions, discoveries and other additions	709
Production	(246)
Proved reserves at December 31, 2012	4,796

2012 Costs Expended Table ($ millions) (a Non-GAAP Financial Measure)*

Oil and natural gas capital costs expended, excluding asset retirement costs	$1,062
Property acquisition capital	$2,713
Total costs incurred, excluding asset retirement costs	$3,775
*See Schedule 3.
2013 Capital Program
LINN will focus its $1.1 billion 2013 capital program on oil and liquids-rich development. Approximately 35 percent of its capital will be allocated to the Granite Wash to drill or participate in approximately 80 horizontal wells, 18 percent to the Permian Basin to drill or participate in an estimated 100 wells, 12 percent to the Green River Basin region, nine percent to the Cleveland play, and six percent to the Bakken. Overall, the company will drill or participate in approximately 500 wells. The balance of the capital program will primarily focus on workover, recompletion, optimization and facilities projects.
Financial Update
During 2012, the company accessed the capital markets through $2 billion of public equity offerings and a $1.8 billion bond offering that provided net proceeds of approximately $3.8 billion to fund the approximate $2.9 billion in acquisitions closed in 2012. These offerings helped provide the company with the financial flexibility to continue pursuing its acquisition growth strategy.
LinnCo IPO
On October 11, 2012, LinnCo, LLC (NASDAQ: LNCO), priced its initial public offering of 34,787,500 common shares, including the over-allotment, at $36.50 per share. LinnCo used the net proceeds of approximately $1.2 billion from the offering, which closed on October 17, 2012, to purchase an equal number of LINN units. LINN used those net proceeds to repay indebtedness outstanding under its revolving credit facility. LinnCo is a limited liability company, the sole voting share of which is owned by LINN, created to enhance LINN’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo has elected to be treated as a corporation for federal income tax purposes; accordingly investors in LinnCo will receive a quarterly cash dividend and a Form 1099 instead of a Schedule K-1.
Cash Distributions

On January 24, 2013, LINN Energy’s board of directors declared a quarterly cash distribution of $0.725 per unit, or $2.90 per unit on an annualized basis, with respect to the fourth-quarter 2012. The distribution was paid February 14, 2013, to unitholders of record as of the close of business on February 7, 2013.
On January 24, 2013, LinnCo’s board of directors declared its second cash dividend since its initial public offering of $0.71 per common share, which reflects a reduction for taxes of $0.015 per common share from the LINN Energy distribution of $0.725 per unit. The cash dividend of $0.71 per common share was paid on February 15, 2013, to shareholders of record at the close of business on February 7, 2013.
Management is evaluating a change in the company’s distribution policy to increase the frequency of its cash distributions from quarterly to monthly.
Guidance Update
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.
Annual Report on Form 10‑K
LINN Energy plans to file its Annual Report on Form 10‑K for the year-ended December 31, 2012, with the Securities and Exchange Commission on February 21, 2013.
LinnCo plans to file its Annual Report on Form 10-K for the year-ended December 31, 2012, with the Securities and Exchange Commission on February 28, 2013.
Conference Call and Webcast
As previously announced, management will host a conference call on Thursday, February 21, 2013, at 10 a.m. Central (11 a.m. Eastern) to discuss LINN Energy’s fourth quarter and full-year 2012 results and its outlook for 2013. Prepared remarks by Chairman, President and Chief Executive Officer Mark E. Ellis and Executive Vice President and Chief Financial Officer Kolja Rockov will be followed by a question and answer session.
Prior to trading on Thursday, February 21, 2013, LINN Energy expects to issue its earnings results for the fourth quarter and full-year 2012.
Investors and analysts are invited to participate in the call by dialing (877) 224-9081, or (720) 545-0032 for international calls using Conference ID: 39327971. Interested parties may also listen over the Internet at www.linnenergy.com.
A replay of the call will be available on the company’s website or by phone until 4:00 p.m. Central (5 p.m. Eastern), February 28, 2013. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls using Conference ID: 39327971.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).
Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).
The methods used by the company to calculate finding and development cost and reserve-replacement ratio may differ from methods used by other companies to compute similar measures. As a result, the company’s measures may not be comparable to similar measures provided by other companies (see Schedule 3).
PV-10 is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of PV-10” in this press release (see Schedule 4).

ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 4.8 Tcfe of proved reserves in producing U.S. basins as of December 31, 2012. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
ABOUT BERRY PETROLEUM COMPANY
Berry Petroleum Company is a publicly traded independent oil and natural gas production and exploitation company with operations in California, Texas, Utah, and Colorado. The company uses its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://www.bry.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements concerning the proposed transactions, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of LINN, LinnCo, Berry or of the combined company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transactions, the timing of consummation of the proposed transactions, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of LINN to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the Securities and Exchange Commission (the “SEC”) by LINN and LinnCo from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements including in this press release are made only as of the date hereof. Neither LINN nor LinnCo undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors & Media: Clay Jeansonne, Vice President, Investor and Public Relations 281-840-4193

Brook Wootton, Director, Investor and Public Relations 281-840-4099

All amounts within the following financial summary are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
Adjusted EBITDA
Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.
The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Impairment of long-lived assets;

•	Write-off of deferred financing fees;

•	(Gains) losses on sale of assets and other, net;

•	Provision for legal matters;

•	Loss on extinguishment of debt;

•	Unrealized (gains) losses on commodity derivatives;

•	Unrealized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on canceled derivatives;

•	Realized gains on recovery of bankruptcy claim;

•	Unit-based compensation expenses;

•	Exploration costs; and

•	Income tax expense (benefit).

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders. Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
The following presents a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Net income (loss)	$(187,495)	$(189,615)	$(386,616)	$438,439
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date (1)	(1,145)	20,086	80,502	57,966
Interest expense	102,331	68,052	379,937	259,725
Depreciation, depletion and amortization	177,673	100,045	606,150	334,084
Impairment of long-lived assets	276,000	—	422,499	—
Write-off of deferred financing fees	—	—	7,889	1,189
Losses on sale of assets and other, net (2)	430	873	1,302	124
Provision for legal matters (3)	(691)	310	414	1,086
Loss on extinguishment of debt	—	240	—	94,612
Unrealized (gains) losses on commodity derivatives (4)	8,281	277,650	277,882	(192,951)
Realized gains on canceled derivatives (5)	—	—	—	(26,752)
Realized gains on recovery of bankruptcy claim (6)	(3,226)	—	(21,503)	—
Unit-based compensation expenses	7,798	5,484	29,533	22,243
Exploration costs	708	892	1,915	2,390
Income tax expense (benefit)	(1,690)	(3,264)	2,790	5,466
Adjusted EBITDA	$378,974	$280,753	$1,402,694	$997,621

(1)
Represents cash, based on contractual arrangements, the Company received or paid from the effective date to the closing date of the transaction. The effective date is the first date the buyer is entitled to receive the economic benefit from properties included in the transaction.

(2)	Represent gains or losses on the sale of assets, gains or losses on inventory valuation and amortization of basis difference for equity method investments.

(3)	Represents reserves and settlements related to legal matters.

(4)	Represent adjustments in market valuations of derivatives from period to period and include the premiums associated with put option contracts over time.

(5)	Represent derivatives canceled prior to the contract settlement date. In 2011, commodity derivatives were canceled and the proceeds were reallocated within the Company’s derivatives portfolio.

(6)	Represent the recoveries of a bankruptcy claim against Lehman Brothers which was not a transaction occurring in the ordinary course of the Company’s business.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income
Adjusted Net Income
Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP. Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance. Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, realized gains on recovery of bankruptcy claim, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.
The following presents a reconciliation of net income (loss) to adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands, except per unit amounts)

Net income (loss)	$(187,495)	$(189,615)	$(386,616)	$438,439
Plus:
Unrealized (gains) losses on commodity derivatives	8,281	277,650	277,882	(192,951)
Realized gains on canceled derivatives	—	—	—	(26,752)
Realized gains on recovery of bankruptcy claim	(3,226)	—	(21,503)	—
Impairment of long-lived assets	276,000	—	422,499	—
Loss on extinguishment of debt	—	240	—	94,612
(Gains) losses on sale of assets, net	395	838	1,161	(17)
Adjusted net income	$93,955	$89,113	$293,423	$313,331

Net income (loss) per unit - basic	$(0.83)	$(1.09)	$(1.92)	$2.52
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	0.03	1.60	1.39	(1.11)
Realized gains on canceled derivatives	—	—	—	(0.15)
Realized gains on recovery of bankruptcy claim	(0.01)	—	(0.11)	—
Impairment of long-lived assets	1.22	—	2.07	—
Loss on extinguishment of debt	—	—	—	0.54
(Gains) losses on sale of assets, net	—	—	0.01	—
Adjusted net income per unit - basic	$0.41	$0.51	$1.44	$1.80

Schedule 3
LINN Energy, LLC
Reserve Replacement Metrics
Reserve Replacement Metrics
The reserve replacement metrics provided herein are non-GAAP financial measures. The methods used by the Company to calculate reserve replacement cost and finding and development cost may differ from methods used by other companies to compute similar measures. As a result, the Company’s measures may not be comparable to similar measures provided by other companies. The Company believes that providing such measures is useful in evaluating the cost to add proved reserves; however, these measures should not be considered in isolation or as a substitute for GAAP measures, such as costs incurred in oil and natural gas property acquisition and development, contained in the Company’s financial statements prepared in accordance with GAAP. The following presents the calculations of reserve replacement cost and finding and development cost:

	Year Ended December 31,
	2012	2011
Costs incurred (in thousands):
Costs incurred in oil and natural gas property acquisition, exploration and development	$3,779,713	$2,158,639
Less:
Asset retirement costs	(4,675)	(2,427)
Property acquisition costs	(2,712,543)	(1,516,737)
Oil and natural gas capital costs expended, excluding acquisitions	$1,062,495	$639,475

Reserve data (MMcfe):
Purchase of minerals in place	1,766,007	579,003
Extensions, discoveries and other additions	708,695	449,818
Add:
Revisions of previous estimates	(803,163)	(120,892)
Annual additions	1,671,539	907,929
Less:
Purchase of minerals in place	(1,766,007)	(579,003)
Annual additions, excluding acquisitions	(94,468)	328,926

Annual production (MMcfe)	245,663	134,645

Reserve replacement metrics:
Reserve replacement cost per Mcfe (1)	$2.26	$2.37
Reserve replacement ratio (2)	680%	674%
Finding and development cost from the drillbit per Mcfe (3)	NM (5)	$1.94
Drillbit reserve replacement ratio (4)	NM (5)	244%

(1)	(Oil and natural gas capital costs expended) divided by (Annual additions)

(2)	(Annual additions) divided by (Annual production)

(3)	(Oil and natural gas capital costs expended, excluding acquisitions) divided by (Annual additions, excluding acquisitions)

(4)	(Annual additions, excluding acquisitions) divided by (Annual production)

(5)	Not meaningful due to the impact of a significant decrease in year-end natural gas prices at December 31, 2012, compared to December 31, 2011.

Schedule 4
LINN Energy, LLC
Exploration and Reconciliation of PV-10
PV-10
PV-10 represents the present value, discounted at 10% per year, of estimated future net revenues. The Company’s calculation of PV-10 differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) in that it is presented including the impacts of its oil and natural gas hedge values for 2013-2018 and strip prices as of December 31, 2012, rather than the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, and without giving effect to derivatives. The Company calculates PV-10 value in this manner because such a large percentage of the Company’s forecasted oil and natural gas production is hedged for multiple-year periods, and management therefore believes that its PV-10 calculation more accurately reflects the value of its estimated future net revenues. The information used to calculate PV-10 is not derived directly from data determined in accordance with the provisions of applicable accounting standards. The Company’s calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC. The following presents a reconciliation of standardized measure of discounted future net cash flows to the Company’s calculation of PV-10 at December 31, 2012 (in millions):

Standardized measure of discounted future net cash flows	$6,073
Plus: Difference due to oil and natural gas hedge prices and strip prices for unhedged volumes	1,745
PV-10	$7,818
Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.